Exhibit 10.1

FIRST AMENDMENT TO AGREEMENT OF LEASE

THIS FIRST AMENDMENT TO AGREEMENT OF LEASE (the “First Amendment”) is entered into this 11th day of October, 2010, by and between PHILLIPSBURG ASSOCIATES, L.P., a Pennsylvania limited partnership (the “Landlord”) and CELLDEX THERAPEUTICS, INC., a Delaware corporation (the “Tenant”).

WITNESSETH:

A.            Landlord and Tenant are parties to that certain Agreement of Lease dated October 21, 2005 (the “Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, approximately nineteen thousand three hundred sixty-eight (19,368) rentable square feet of floor area (the “Demised Premises”), described as Suite No. 400 in Building 20 located at 942 Memorial Parkway, Phillipsburg, New Jersey, as more particularly described in the Lease.

B.            Landlord and Tenant now desire to amend the Lease upon the terms and conditions more specifically set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree that the Lease is hereby amended and supplemented as follows:

1.             Recitals/Definitions.  The above recitals are true and correct and are hereby incorporated into this First Amendment as if set forth herein at length.  Any and all capitalized terms not defined herein shall have the definitions set forth in the Lease.

2.             Term. The Term is hereby extended for an additional period of five (5) years commencing as of September 1, 2011, and expiring on August 31, 2016 (the “Extended Term”).

3.             Base Rent.  Effective as of September 1, 2011, the Annual Base Rent set forth in Section 1(f) of the Lease is hereby amended and supplemented with the following:  During the periods set forth below, Tenant shall pay Annual Base Rent in equal monthly installments in the amounts set forth below, on or before the first day of each month in advance, without demand, deduction or set-off, at the offices of Landlord or at such other place designated by Landlord:

Period	Annual Base Rent	Monthly Installment	Annual Base Rent Per Square Foot
September 1, 2011 through August 31, 2016	$347,655.60	$28,971.30	$17.95
Renewal Term
September 1, 2016 through August 31, 2018	$358,308.00	$29,859.00	$18.50
September 1, 2018 through August 31, 2021	$367,992.00	$30,666.00	$19.00

4.             Base Year.  Effective as of September 1, 2011, the Base Year set forth in Section 1(h) of the Lease is hereby amended to be the calendar year 2010.

5.             Landlord’s Work.  Landlord, at its sole cost and expense, shall perform the work set forth on Exhibit “A” attached hereto (the “Landlord’s Work”) by no later than ninety (90) days following the date that Landlord receives the Tenant’s written approval of the Tenant’s finishes as outlined in Exhibit “A”.  In a commercially reasonable time period after the execution of this Amendment and prior to the commencement of Landlord’s Work, Landlord shall submit to Tenant for Tenant’s written approval, not to be unreasonably withheld, sufficient detail for Tenant to approve the selection of all colors and finishes associated with Exhibit “A”.  Except for Landlord’s Work, Tenant accepts the Demised Premises in its “AS-IS” condition, without any representation or warranty from Landlord, express or implied.

6.             Tenant’s Work.

(a)      If Tenant desires to perform any work in the Demised Premises, Tenant shall, at Tenant’s sole cost and expense, submit to Landlord for Landlord’s written approval (not to be unreasonably withheld, conditioned or delayed), detailed construction and working drawings of the work to be performed by Tenant to the Demised Premises (the “Tenant’s Work”), which drawings shall be prepared by a licensed architect reasonably satisfactory to Landlord.  Tenant may not commence Tenant’s Work unless and until Landlord has approved such plans, and Tenant obtains all permits and approvals therefor.  The Tenant’s plans as finally approved by Landlord shall be referred to herein as the “Tenant’s Plans”.  Tenant shall perform all of the Tenant’s Work in a good and workmanlike manner, in accordance with all applicable laws and otherwise in accordance with the Lease.  All contractors utilized by Tenant for the performance of the Tenant’s Work shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall commence Tenant’s Work no later than ninety (90) days after the Termination Option (as hereinafter defined) expires without having been exercised by Tenant or is otherwise waived by Tenant in writing.

(b)      All subsequent changes in the Tenant’s Plans shall be subject to the approval of Landlord, not to be unreasonably withheld, conditioned or delayed.  If Landlord approves any change in the Tenant’s Plans, Tenant shall construct, at Tenant’s sole cost and expense, the Tenant’s Work in accordance with such change.

(c)      Provided that Tenant is not then in default in the performance of any of its obligations under the Lease (as amended hereby) beyond applicable notice and cure periods, Landlord shall contribute up to a maximum amount of One Hundred Thirty-Five Thousand Five Hundred Seventy-Six Dollars ($135,576.00) (the “Landlord’s Maximum TI Contribution”) to be applied against Tenant’s Costs (as hereinafter defined) for the Tenant’s Work and for no other purpose.  The Landlord’s Maximum TI Contribution shall be payable thirty (30) days after the later of: (i) the date on which the Termination Option (as hereinafter defined) expires without having been exercised by Tenant or is otherwise earlier waived by Tenant in writing, and (ii) the date that Tenant completes the Tenant’s Work.  “Tenant’s Costs” shall mean Tenant’s out-of-pocket contract or purchase price(s) for materials, components, labor and services for the

Tenant’s Work, including up to an amount not to exceed fifteen (15%) percent of Tenant’s costs for space planning, design, architectural and engineering services and cabling.  Prior to payment of the Landlord’s Maximum TI Contribution, the total amount of Tenant’s Costs shall be subject to examination by Landlord, and Tenant shall provide Landlord with copies of all invoices and other backup documentation reasonably requested by Landlord relative thereto including, without limitation, lien releases from all contractors and materialmen supplying labor and/or materials in connection with Tenant’s Work.  In the event that Tenant’s Costs are less than the entire Landlord’s Maximum TI Contribution, Landlord shall be entitled to the benefit of the savings and Tenant shall not be entitled to any refund or credit against the Rent payable hereunder. In the event that Tenant’s Costs exceed the amount of the Landlord’s Maximum TI Contribution, Tenant shall be solely responsible for such excess costs.

(d)      Landlord shall have the right to inspect Tenant’s construction of the Tenant’s Work to ensure compliance with the provisions of this Section.

7.             Renewal Option.  Tenant shall have the option to extend the Term of the Lease for one (1) additional period of five (5) years (the “Renewal Option”), under and subject to the following terms and conditions:

(a)      The renewal term (the “Renewal Term”) shall be for a five (5) year period commencing on the day immediately following the expiration date of the Extended Term and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof.

(b)      Tenant must exercise the Renewal Option, if at all, by written notice to Landlord delivered at least nine (9) months prior to the expiration of the Extended Term, time being of the essence.

(c)      As a condition to Tenant’s exercise of the Renewal Option, at the time Tenant delivers its notice of election to exercise the Renewal Option to Landlord, the Lease shall be in full force and effect, and Tenant shall not be in default in the performance of any of its obligations under the Lease (as amended hereby) beyond applicable notice and cure periods.

(d)      The Renewal Term shall be on the same terms and conditions contained in the Lease, except that (i) the Annual Base Rent shall be as specified in Section 3 above with respect to the Renewal Term, and (ii) Tenant shall not be entitled to any allowances or other concessions with respect to the Renewal Term.

(e)      Except for the specific Renewal Option set forth above, there shall be no further privilege of renewal.

8.             Termination Option.  Provided that (i) Tenant is not in default (beyond applicable notice and cure periods) in the performance of any of its obligations under the Lease (as amended hereby) on the date that Tenant delivers the Termination Notice and on the Termination Date (each, as hereinafter defined), and (ii) Tenant has not exercised its Right of First Offer set forth in Section 34 of the Lease, Tenant shall have the one-time option to terminate the Lease (the “Termination Option”) without penalty or cost in the event that the combined rentable square footage collectively occupied by both FLOWSERVE and/or CURTISS-WRIGHT (and/or either and/or both of their affiliates, successors and/or assigns) in Building 20 of the Phillipsburg Commerce Park becomes less than thirty-five thousand (35,000) rentable square feet (each, a “Co-Tenancy Failure”), subject to and upon the following terms and conditions:

(a)      Tenant shall give Landlord no less than six (6) months prior written notice (the “Termination Notice”) of its intention to exercise its Termination Option not later than thirty (30) days after Landlord delivers written notice to Tenant of the occurrence of a Co-Tenancy Failure, time being of the essence.  Notwithstanding the foregoing, in the event that both FLOWSERVE and CURTISS-WRIGHT (or their respective affiliates, successors and/or assigns) extend their respective leases in Building 20 of the Phillipsburg Commerce Park through or beyond August 31, 2016, then the Termination Option shall be deemed to be null and void and of no further force or effect upon delivery by Landlord to Tenant of written proof of such lease extensions, which proof shall include signatures of Landlord and each such tenant.  If such Termination Option is exercised, the Lease shall terminate as of the date specified in the Termination Notice, which shall be no less than six (6) months after Tenant delivers the Termination Notice to Landlord (the “Termination Date”).  In the event that Tenant fails to deliver the Termination Notice to Landlord within the time periods prescribed by this subparagraph, then Tenant shall be deemed to have irrevocably waived the Termination Option and, in such event, Tenant’s Termination Option shall be null and void and Tenant shall have no further right to terminate the Lease pursuant to this Section.

(b)      Notwithstanding Tenant’s delivery of the Termination Notice, Tenant shall continue to pay all Rent through the Termination Date.  The Rent shall be apportioned as of the Termination Date.

(c)      Tenant shall surrender vacant possession of the Demised Premises on or prior to the Termination Date.  In the event Tenant exercises its Termination Option, the Lease shall terminate as of the Termination Date as if the Termination Date were the date originally stipulated for the expiration of the Term; provided, however, that nothing herein shall relieve Tenant of any obligations which accrued prior to the Termination Date.

9.             Right of First Offer. Nothing in this First Amendment shall diminish Tenant’s rights under Section 34 of the Lease, which rights shall remain in full force and effect throughout the Extended Term, and any subsequent Renewal Term.

10.           Tenant Notices. Section 1(q) of the Lease shall be amended to reflect that from and after the date hereof copies of all notices to Tenant shall simultaneously be sent to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Anthony O. Pergola, Esq.

11.           Certification. Tenant, by executing this First Amendment, hereby certifies that: (a) the Lease is in full force and effect and has not been modified except as provided above; (b) there are no prepayments by or credits due Tenant under the Lease; and (c) Tenant is not aware of the existence of any default by Landlord, nor of any event which with the giving of notice or passage of time, or both, would constitute a breach or default by Landlord under the Lease.

12.           Broker.  Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with the negotiations or execution of this First Amendment, other than Cushman & Wakefield of NJ, Inc., and Preferred Real Estate Advisors, Inc. (whose commissions shall be paid by Landlord pursuant to separate agreements), and Landlord and Tenant agree to indemnify the other against all costs, expenses, reasonable attorney’s fees, or other liability for commissions or other compensation or charges resulting from a breach of such representations.

13.           Entire Agreement/Ratification.  This First Amendment represents the entire understanding of the parties with respect to the subject matter hereof, and the Lease as hereby amended remains in full force and effect and may not be modified further except in writing executed by the parties to be bound thereby.  Unless expressly modified herein, the terms and conditions of the Lease shall continue in full force and effect, and the parties hereby confirm and ratify the same.

14.           Miscellaneous.  This First Amendment shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this First Amendment on the date first written above.

LANDLORD:

PHILLIPSBURG ASSOCIATES, L.P.,
a Pennsylvania limited partnership

	By:	Phillipsburg, Inc., its general partner

/s/ William F. Henderson
Witness:	By: The Flynn Company as Receiver for Phillipsburg Associates, L.P. by William F. Henderson, Controller

TENANT:

CELLDEX THERAPEUTICS, INC.,
a Delaware corporation

Witness:	By:	/s/ Anthony S. Marucci
	Name:	Anthony S. Marucci
	Title:	President & CEO

EXHIBIT “A”

LANDLORD’S WORK